EXHIBIT F-1(a)




                                   December 20, 1995



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  National Fuel Gas Company
          National Fuel Gas Distribution Corporation
          National Fuel Gas Supply Corporation
          Seneca Resources Corporation
          Utility Constructors, Inc.
          Highland Land & Minerals, Inc.
          Leidy Hub, Inc.
          Data-Track Account Services, Inc.
          National Fuel Resources, Inc.
          Horizon Energy Development, Inc.
          Form U-1 Application-Declaration

Ladies and Gentlemen:

          This opinion relates to the joint application-declaration filed on or about October 27, 1995, as amended by Amendment No. 1 thereto filed December 20, 1995 (the "Application-Declaration"), by National Fuel Gas Company ("National") and its subsidiary corporations, National Fuel Gas Distribution Corporation ("Distribution"), National Fuel Gas Supply Corporation ("Supply"), Seneca Resources Corporation ("Seneca"), Utility Constructors, Inc. ("UCI"), Highland Land & Minerals, Inc. ("Highland"), Leidy Hub, Inc. ("LHI"), Data-Track Account Services, Inc. ("Data-Track"), National Fuel Resources, Inc. ("NFR"), and Horizon Energy Development, Inc. ("Horizon") (collectively, the "Participating Subsidiaries"), under the Public Utility Holding Company Act of 1935, as amended. The Application-Declaration seeks authorization for:

Securities and Exchange Commission
December 20, 1995
Page 2



     (i) the issuance and sale by National of commercial paper and/or short-term unsecured notes up to a maximum aggregate principal amount of $600,000,000, of which aggregate principal amount no more than $300,000,000 may be in the form of commercial paper (collectively, the "Notes");

     (ii) the use by National of up to $75,000,000 of the proceeds from the sale of its Notes ("Note Proceeds") for its own corporate purposes;

     (iii) the loan of (a) the Note Proceeds and/or (b) surplus funds of National and any Participating Subsidiary to the Participating Subsidiaries through a money pool arrangement up to the following maximum principal amounts ("Participating Subsidiary Borrowings"):

               Distribution             $315,000,000

               Supply                    175,000,000

               Seneca                    200,000,000

               UCI                         3,000,000

               Highland                    5,000,000

               LHI                         5,000,000

               Data-Track                  1,000,000

               NFR                        25,000,000

               Horizon                    75,000,000

which Participating Subsidiary Borrowings and contributions of Participating Subsidiary surplus ("Participating Subsidiary
Contributions") will be adequately documented and evidenced on the books of each Participating Subsidiary borrowing surplus funds through the money pool arrangement; and

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December 20, 1995
Page 3



     (iv) the allocation by National among the Participating Subsidiaries in proportion to their participation in the money pool arrangement described in clause (iii), of the costs, expenses, payments and receipts associated with interest rate and currency exchange agreements entered into by National in order to achieve interest rate protection for a specified portion (not to exceed $300,000) of its outstanding short-term indebtedness (collectively, "Swap Agreements").

     Based upon the foregoing and subject to the qualifications and assumptions hereinafter specified, we are of the opinion that:

     1. National is a corporation duly organized and validly existing under the laws of the State of New Jersey.

     2. If (i) the proposed transactions are approved by the Board of Directors of National and consummated in accordance with the Application-Declaration and the order or orders of the Securities and Exchange Commission thereon, (ii) the Boards of Directors of the Participating Subsidiaries approve the Participating Subsidiary Borrowings and Contributions by their respective corporations and all authorizations and approvals from appropriate governmental and regulatory authorities, if required in connection therewith, are obtained, (iii) the Notes are duly executed and delivered by National, the Participating Subsidiary Borrowings are appropriately documented and evidenced on the books of the respective obligors, and the contemplated consideration therefor is received, and (iv) the Swap Agreements are duly executed and delivered by National and are duly authorized, executed and delivered by, and are legal, valid and binding obligations of, each Counterparty thereto:

     (a) all laws of the State of New Jersey applicable to the proposed transactions will have been complied with;

     (b) insofar as New Jersey law is applicable, the Notes and the Swap Agreements will be valid and binding obligations of National, and National will legally acquire the obligations representing Participating Subsidiary Borrowings; and

     (c) the legal rights of the holders of any securities issued by National will have not been violated.

     In rendering the opinions expressed in subparagraphs 2(b) and 2(c), we have assumed that the Notes and the Participating
Subsidiary Borrowings will not have maturities in excess of, or

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December 20, 1995
Page 4



be renewable or extendable at the option of the respective obligors thereon to a date later than, twelve (12) months from their respective dates of issuance or incurrence.

     We consent to the use of this opinion as an exhibit to the Application-Declaration.

                                   Very truly yours,


                                   /s/Stryker, Tams & Dill


                                   STRYKER, TAMS & DILL

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